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                                                                  Exhibit 12


        AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
          Computation of Ratio of Earnings to Fixed Charges
                             (Unaudited)




                                                        Three Months Ended
                                                             March 31,
                                                        2005          2004
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $187,239      $159,920
  Interest expense                                     192,829       135,556
  Implicit interest in rents                             4,588         4,717

Total earnings                                        $384,656      $300,193


Fixed charges:
  Interest expense                                    $192,829      $135,556
  Implicit interest in rents                             4,588         4,717

Total fixed charges                                   $197,417      $140,273


Ratio of earnings to fixed charges                        1.95          2.14